Accelerated Building Concepts Corporation Announces Commencement of Public Trading Under New Stock Symbol

Company Announces Board of Directors and Officers

MELBOURNE, FL, September 10, 2007 -- Accelerated Building Concepts Corporation (OTC BB: ABCC) (F/K/A K2 Digital, Inc.) announced today that it has begun trading on the OTC Bulletin Board under the stock symbol ABCC.OB.

In addition to the commencement of trading under the symbol ABCC, the Company has filed a current report on Form 8-K announcing its reconstituted Board of Directors and Corporate Officers effective today.

The Company also previously announced that the shareholders wishing to exchange share certificates to affect the previously announced 1-for-10 reverse stock split and name change should contact Continental Stock Transfer and Trust Company at (212) 845-3274 attention Mr. Denman, or submit the certificate directly to the Transfer Agent at 17 Battery Place, 8th Floor, New York, NY 10004.

Directors

Joseph J. Sorci	Chairman
Ralph A. “Hank” Henry	Independent Board Member
Gina Bennett	Independent Board Member
Brian O. Gromlich
Thomas G. Amon
Bruce Harmon

Officers

Joseph J. Sorci	Chief Executive Officer
Bruce Harmon	Interim Chief Financial Officer
Thomas G. Amon	Secretary
Brian O. Gromlich	VP, Business Development
Francis T. ”Terry” Johnson	VP, Engineering
Christopher Harris	General Manager

Accelerated Building Concepts Corporation (ABCC) provides design, manufacturing, and construction services for modular and component building facilities utilizing concrete and steel and structural insulated panels (SIPs) for use by commercial, educational clients and other government agencies. The Department of Community Affairs (DCA) governs the manufacturing of the Company’s products. Additionally, our products meet federal and state regulations for classrooms as well as other government agencies.

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products, which we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.